                                                                      EXHIBIT 99


                                     [LOGO]
                                DORAL FINANCIAL
                                  CORPORATION

--------------------------------------------------------------------------------
April 8, 1999

Contact:
Richard F. Bonini,                          Mario S. Levis,                     David J. Rochester
Senior Executive Vice President       Executive Vice President,                 Senior Vice President
Tel: (212) 508 0340                      Tel: (787) 749 7108                    - Investor Relations
                                                                                Tel: (212) 508 0349


               DORAL FINANCIAL CORPORATION REPORTS RECORD EARNINGS
                   FOR THE FIRST QUARTER ENDED MARCH 31, 1999

         San Juan, Puerto Rico, April 8, 1999. Doral Financial Corporation (NASDAQ: DORL), a diversified financial services company and the leading mortgage banker in Puerto Rico, today reported record results for the first quarter of 1999.

         Net income for the quarter ended March 31, 1999, amounted to a record $15.7 million, compared to $11.1 million for the 1998 first quarter, an increase of 41%. Earnings per diluted share were $0.36 and $0.275 for the quarters ended March 31, 1999 and 1998 respectively. No sales of mortgage servicing rights were made during the first quarter of 1999 while net income for the quarter ended March 31, 1998 included a pre-tax gain of $1.8 million on the sale of approximately $100 million of mortgage servicing rights.

         Net interest income for the first quarter of 1999 increased to $9.9 million from $7.8 million for the corresponding 1998 quarter, an increase of 26%. The increase in net interest income is due to a larger portfolio of interest earning assets.

         For the first quarter of 1999, net gain on mortgage loan sales increased from $5.3 million to $16.6 million, an increase of 212% over the 1998 first quarter, principally due to higher volume of mortgage loan originations and fees, which resulted in significantly higher sales with substantial gains.

         The volume of mortgage loan production for the 1999 first quarter was $702 million, compared to $387 million for the corresponding 1998 period, an increase of 81%. Refinancing comprised 65% of production for the first quarter of 1999 compared with 62% in the comparable 1998 period. Significantly, 83% of Doral's mortgage production consisted of internal loan originations, the highest ratio in Puerto Rico and one of the highest in the nation for any publicly traded mortgage banking company. The sustained high level of originations reflects the Company's efforts to continue to better serve the consumer, the wider range of financial products and services offered, as well as a favorable interest rate environment.

         For the first quarter of 1999, servicing income increased to $7.2 million, compared to $4.7 million for the corresponding 1998 period, an increase of 53%. The increase in servicing income for the quarter reflects the growth of the Company's mortgage servicing portfolio. Doral's servicing portfolio increased to $6.6 billion at March 31, 1999, from $4.8 billion at March 31, 1998.

         Non-interest expenses for the quarter ended March 31, 1999 were $21.6 million, compared to $11.5 million for the corresponding 1998 period, reflecting the expansion of the Company's loan origination capacity and banking operations, the resulting increase in employees and management, investment in technology, and the increased costs associated with the substantial growth of the servicing portfolio.

         Salomon Levis, Chairman and Chief Executive Officer of Doral Financial said, "We are delighted that the results for the first quarter ended March 31, 1999, were so strong. Our loan production was the highest in any first quarter in the history of the Company, and net income was an all-time record for any three-month period. We are especially pleased that, in contrast to the slowdown in loan production that has been experienced in the mainland United States mortgage banking industry during the first quarter of 1999, Doral Financial had such strong results and substantial increases in production when compared to the first quarter of 1998. At March 31, 1999, the total assets and servicing portfolio of the Company also stood at record levels. Assets at Doral Bank surpassed $1 billion for the first time and deposits reached $654 million, another record high. Following the successful issue of approximately $75 million of 7% non-cumulative preferred stock in February 1999, Doral Financial has expanded its capital base to $348 million at March 31, 1999. The Company is extremely well placed to pursue its expansion plans and continue its future growth, and we look forward to the opportunities that lie ahead".

      Currently in its 27th year of operations, Doral Financial Corporation is a bank holding company and a diversified consumer finance company. Through Doral Mortgage Corporation, H. F. Mortgage Bankers Division, and Centro Hipotecario, Inc., Doral Financial is the leading mortgage banker in Puerto Rico.

         The Company has forty five retail offices (twenty eight mortgage offices in Puerto Rico, one mortgage office in each of New York, Chicago and Miami, twelve bank branches in Puerto Rico, and two broker-dealer offices in Puerto Rico), and engages in the origination, sale, and servicing of mortgage loans, as well as commercial banking through Doral Bank, a Puerto Rico commercial bank, and broker-dealer services through Doral Securities, Inc.

         A telephone conference call will be held on Friday April 9 at 8:30am EST to discuss these results. In order to participate in the telephone conference, please call 1-800-451-7724 at least 10 minutes prior to the start of the call. Ask for the Doral Financial conference call and give conference ID number Q313.

         A recorded version of the conference call will be available two hours after completion of the conference until midnight on Saturday April 10, 1999 by calling 1-800-753-4601.

                           DORAL FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (NASDAQ;DORL)
                                   (UNAUDITED)

                                                                         Quarter Ended
                                                                         -------------
                                                                March 31,1999       March 31, 1998
                                                                -------------       --------------


                  Interest income                                    41,738              31,044

                  Interest expense                                   31,876              23,202
                                                                 ----------          ----------

                  Net interest income                                 9,862               7,842

                  Provision for loan losses                             295                 218
                                                                 ----------          ----------

                  Net interest income after
                  provision for loan losses                           9,567               7,624
                                                                 ----------          ----------

                  Non-interest income:
                  Net gain on mortgage loan sales                    16,628               5,333
                  Trading account profit                              5,136               2,546
                  Gain on sale of investment securities                  --               1,515
                  Servicing income                                    7,213               4,721
                  Gain on sale of servicing assets                       --               1,829
                  Commissions, fees and other income                    815                 526
                                                                 ----------          ----------

                  Total non-interest income                          29,792              16,470

                  Non-interest expense:
                  Compensation and benefits                          10,140               3,883
                  Taxes other than payroll
                   and income taxes                                     483                 391
                  Professional services                               1,236                 878
                  Telephone                                             884                 604
                  Rent                                                1,025                 731
                  Amortization of servicing assets                    2,715               1,403
                  Depreciation and amortization                         931                 843
                  Maintenance                                           455                 227
                  Advertising                                         1,398               1,303
                  Other                                               2,288               1,241
                                                                 ----------          ----------

                  Total non-interest expense                         21,555              11,504
                                                                 ----------          ----------

                  Income before income taxes                         17,804              12,590

                  Income taxes                                        2,133               1,493
                                                                 ----------          ----------

                  Net income                                         15,671              11,097
                                                                 ==========          ==========

                  Earnings per share (1):
                           Basic:                                $     0.37          $    0.285


                           Diluted:                              $     0.36          $    0.275

                  Weighted common shares outstanding(1)
                              Basic:                             40,428,920          38,450,408

                             Diluted                             42,447,389          40,384,122

      (1) Adjusted to reflect a two-for-one stock split effective May 20, 1998

                           DORAL FINANCIAL CORPORATION
                                  (NASDAQ:DORL)

SELECTED BALANCE SHEET AND OPERATING DATA
(Dollars in thousands, except per share data)

                                                                            As of
Balance Sheet Data                                        March 31, 1999            December 31, 1998
------------------                                        --------------            -----------------
                                                           (Unaudited)                  (Audited)
Money market investments                                 $   298,104                  $   312,751
Mortgage loans held for sale,
  at lower of cost or market                                 886,349                      883,048
Trading securities at fair value                             639,585                      606,918
Securities held to maturity,
  at amortized cost                                          192,743                      190,778
Securities available for sale, at fair value                 617,233                      408,888
Loans receivable, net                                        175,073                      166,987
Total assets                                               3,138,122                    2,918,113
Stockholders' equity                                         348,060                      269,559


                                                                      For the Quarter Ended
                                                                      ---------------------
Operating Data                                                  March 31, 1999    March 31, 1998
                                                                --------------    --------------

Mortgage loan production                                 $   702,000                  $   387,000
Loan servicing portfolio                                 $ 6,566,000                  $ 4,810,000


                                                                      For the Quarter Ended
                                                                      ---------------------
Financial Ratios                                        March 31, 1999               March 31, 1998
                                                        --------------               --------------

Return on average assets                                       2.13%                         2.16%
Return on average common equity                               21.64%                        20.97%
Common stock dividend payout ratio                            16.67%                        17.54%


                                                                      For the Quarter Ended
                                                                      ---------------------
Cash Dividends Per Share(1)                             March 31, 1999               March 31, 1998
                                                        --------------               --------------

Common                                                   $     0.06                   $      0.05
Cumulative Preferred (2)                                      20.00                         20.00
Non-cumulative Preferred (3)                                   0.36                            --


(1)      Adjusted to reflect the two-for-one stock split effective May 20, 1998
(2) Represents dividends on 8,460 outstanding shares of the Company's 8% Convertible Cumulative Preferred Stock (Liquidation Preference $1,000 per share) which have been privately placed with a local financial institution.
(3) Represents dividends on 1,495,000 outstanding shares of the company's 7% Noncumulative Monthly Income Preferred Stock (Liquidation preference $50 per share).